Exhibit 99.1
Sun New Media Reports First Quarter Fiscal 2007 Financial Results
New York, August 7, 2006 (PR NEWSWIRE) — Sun New Media Inc. (OTC Bulletin Board: SNMD), a Chinese Internet based marketing, information and transactional services company linking businesses with businesses, today announced first quarter fiscal 2007 financial results.

Financial highlights from the first quarter of fiscal 2007 include:
•	Revenue of $8.8 million, driven by strength in its transactional services business

•	Gross profit of $8.6 million

•	Operating profit of $6.0 million

•	Pre-tax gain of $10.7 million, or $0.10 per diluted share

•	Net income of $16.5 million, or $0.16 per diluted share

•	Excluding the pre-tax gain, the Company reported earnings per diluted share of $0.06
Ricky Ang, Chief Executive Officer of Sun New Media stated, “We are successfully helping Chinese businesses realize the benefits of effective business-to-business (b2b) communication as they use our web-based distribution tools, like our online community for the Chinese beverage sector, to immediately connect buyers and sellers, access critical market information and bolster distribution capacity. Because the existing markets in China are highly fragmented and lack transparency, we gained immediate traction in our interactive marketing and new media platforms in the hand-held electronics and beverage verticals. This acceptance drove our first quarter financial results and we are pleased with this initial momentum in the fiscal year 2007.”
Quarter Ended June 30, 2006
Revenue for the first quarter of fiscal 2007 was $8.8 million, reflecting the Company’s first full quarter of operating results and its revised revenue recognition for the transactional business. This change of revenue recognition allows the Company to recognize revenue on a net basis and benefit from improved performance and profitability ratios. Gross profit in the first quarter of 2007 was $8.6 million.
Operating profit for the first quarter of fiscal 2007 was $6.0 million. Operating results include general and administrative costs of $1.6 million, depreciation and amortization of $510,000 and consulting and professional fees of $494,000.
Sun New Media recognized other income of $10.9 million in the first quarter of fiscal 2007. This includes approximately $10.7 million, or $0.10 per diluted share, for the sale of certain business-to-consumer (b2c), non-core assets to Sun TV Shop Plc, an AIM-listed company operating in the b2c market space. Among the assets sold to Sun TV Shop by SNMD were an interest in a DMOC (Digital Mail Order Catalogs) business partnership and online digital publishing rights to various offline b2c publications. Sun New Media continues to increase its focus on the b2b market and will divest non-essential assets as needed.
Including the $10.7 million gain described above, Sun New Media reported first quarter fiscal 2007 net profit of $16.5 million, or $0.16 per diluted share based on 102.5 million diluted shares outstanding. Excluding the $10.7 million gain on asset sale, the company reported earnings per diluted share of $0.06.
Ricky Ang continued, “We are uniquely positioned to affect significant change in certain Chinese markets. Never before have companies in the beverage and hand-held electronics verticals had so much critical information at their fingertips, enabling better pricing, a more efficient supply chain, enhanced distribution capacity and usable customer data for credit and marketing. We are pleased with our first quarter financial results and we will continue to focus on generating recurring, transaction-based revenue through new verticals like women’s luxury apparel and electronic parts.”
Balance Sheet
As of June 30, 2006, Sun New Media had $5.0 million in cash. During the quarter ended June 30, 2006, the Company received net proceeds of roughly $8.3 million through the exercise of 3.5 million warrants, and cash proceeds of $148,560 in connection with the exercise of options to purchase 204,000 shares of common stock.
Guidance
Due to changes in its revenue recognition policies related to its transactional services operations, the Company is updating its fiscal year 2007 guidance.
For the fiscal year 2007, Sun New Media expects revenue of $44.0-$53.0 million and net profit of $30.0-$36.0 million.
Financial guidance is based on the following assumptions:

•	The exclusion of investment gains from the Company’s strategic investment portfolio, such as the $10.7 million gain for the sale of certain b2c, non-core assets to Sun TV Shop Plc, as described above.

•	The inclusion of William Brand Administer, Ltd. in fiscal 2007 financial results. This acquisition marks the Company’s entrance into the women’s luxury apparel sector. Sun New Media believes that the women’s luxury apparel sector is a $53 billion market in China.

•	The inclusion of Beijing Trans Global Logistics (“BTGL”) in fiscal 2007 financial results. BTGL marks the Company’s entrance into the electronic parts business vertical. Sun New Media believes that the electronic parts vertical in China is highly a fragmented, $50 billion industry in China.

•	Continued traction of existing interactive marketing and new media platforms in the beverage and hand-held electronics verticals in China.
Conference Call
Sun New Media Inc. management will hold a conference call on August 7, 2006 at 8:00 a.m. ET to discuss financial results. Listeners may access the call by dialing 1-800-289-0572 or 1-913-981-5543 for international callers. A live webcast will also be available through the Sun New Media Inc. company website at www.sunnewmedia.net. A replay of the call will be available after 11:00 a.m. ET through August 14, 2006. Listeners may access the replay by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The replay pass code is 8040957.
About Sun New Media Inc.
Sun New Media is a leading Chinese multi-media powered marketing and channel management company. Sun New Media builds e-enabled distribution systems, transaction platforms and business communities in fast growing Chinese vertical markets, connecting buyers and sellers with a suite of turnkey digital media, e-commerce, and information management solutions. Companies leverage Sun New Media’s web-based business media communities to access vital industrial intelligence and forge trading relationships with suppliers and buyers that promote cost efficiencies and increased distribution reach. Learn more at www.sunnewmedia.net.
This press release includes statements that may constitute “forward-looking” statements, usually containing the word “believe,” “estimate,” “project,” “expect,” “plan,” “anticipate” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of Sun New Media’s product and services in the marketplace, competitive factors and changes in regulatory environments. , These and other risks relating to Sun New Media’s business are set forth in Sun New Media’s Annual Report on Form 10-KSB filed with the Securities and Exchange Commission on June 30, 2006, and other reports filed from time to time with the Securities and Exchange Commission. By making these forward-looking statements, Sun New Media disclaims any obligation to update these statements for revisions or changes after the date of this release.
CONTACT
Ashley M. Ammon of Integrated Corporate Relations, Inc.
203-682-8200 (Investor Relations)

Sun New Media Inc
Consolidated Balance Sheets

	Jun 30, 2006	Mar 31, 2006
	US$'000	US$'000
ASSETS
Current Assets
Cash and bank balances	4,959	1,374
Accounts receivable	8,715	416
Other receivables and prepayments	3,686	466
Inventories	101	85
Marketable securities	19,089	8,140
Amounts due from stockholders	71	292
Amounts due from related parties	1,237	893

Total current assets	37,858	11,666
Investment in affiliate	382	25
Goodwill and intangible assets	60,222	61,795
Plant and equipment	2,215	2,205
Clearing broker deposit	—	37

Total Assets	100,677	75,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	731	987
Other payables and accruals	7,288	6,928
Amounts due to related parties	528	489
Factoring loan	179	233
Income taxes payable	12	—

Total current liabilities	8,738	8,637
Minority interests	446	(102)
Convertible notes	—	2,816
Discount on warrants	(2,177)	(2,393)
Commitment and contingencies	—	—

STOCKHOLDERS’ EQUITY
Common stock, authorized 750,000,000 shares, US$0.01 par value
Preference stock, authorized 250,000,000 shares, US$0.01 par value 103,789,630/ 84,055,510 shares of common stock issued & outstanding,US$0.01 par value	1,038	841
Nil/ 14,537,253 shares of common stock reserved to be issued, US$0.01 par value	—	145
Additional paid in capital	93,312	81,943
Accumulated other comprehensive (loss) income:
Unrealized loss on marketable securities	(1,002)	—
Foreign currency translation adjustments	(2)	2
Retained earnings (Deficit)	324	(16,161)

Total stockholders’ equity	93,670	66,770

Total liabilities and stockholders’ equity	100,677	75,728

Sun New Media Inc
Consolidated Statement of Operations

	Three months ended
	Jun 30, 2006	Dec 31, 2005 (1)
	US$'000	US$'000
REVENUES	8,819	—
Costs of revenue	228	—

GROSS PROFIT	8,591	—

OPERATING EXPENSES
General and administrative	1,577	171
Marketing and sales	35	—
Depreciation and amortization	510	—
Consulting and professional fees	494	180

Total operating expenses	2,616	351

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS	5,975	(351)
Loss from discontinued operations	(43)	(11)
Interest expense	(5)	—
Interest expense, warrants valuation	(216)	—
Interest income	23	—
Other income	10,871	—
Share of profits from affiliate	356	—

INCOME (LOSS) BEFORE INCOME TAX EXPENSE & MINORITY INTERESTS	16,961	(362)
Income tax expense	(12)	—

INCOME (LOSS) AFTER INCOME TAX EXPENSE & BEFORE MINORITY INTERESTS	16,949	(362)
Minority interests	(446)	—

INCOME (LOSS) AFTER INCOME TAX EXPENSE & MINORITY INTERESTS	16,503	(362)
Other comprehensive loss — foreign currency translation adjustments	(18)	—

NET INCOME (LOSS)	16,485	(362)

EARNINGS (LOSS) PER SHARE
Weighted average number of shares outstanding
Basic	98,483,837	64,518,537
Net earnings (loss) per share of common stock	0.17	(0.01)
Diluted	102,496,663	64,518,537
Net earnings (loss) per share of common stock	0.16	(0.01)

(1)	Information is presented for the quarter ended December 31, 2005 as the Company had not commenced operations as of the prior year period and the quarter ended December 31, 2005 represented the first quarter of the Company’s last fiscal year before it changed the date of its fiscal year end to March 31.